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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                             NYMEX HOLDINGS, INC.
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I'm pleased to have this opportunity to talk to you about where I feel our exchange has been, where I believe it should be headed, and how I feel I can help. In that regard, I'd like to begin by speaking a little about my efforts to create our new Electricity contract. For years, few in our organization thought Power was a viable NYMEX commodity. As a physical contract it had already failed. They said it wasn't tradable and was far too volatile.

Well, I proved through hard work that that just wasn't the case. We've established a contract -- a floor-traded contract -- that beautifully completes our energy "menu" and makes NYMEX the first choice for trading the next great commodity market we are likely to see -- POWER. Even in a marketplace decimated by the fall of Enron and Williams and Duke, this contract has shown amazing growth and has provided the power industry a crucial credit partner. PJM will be a cornerstone in a quickly revitalizing electricity business -- an ENORMOUS business -- and, because of my efforts, NYMEX will be at the forefront, leading the way.

I'm proud of that -- proud that this contract is already making substantial money for us, and will make a whole heck of a lot MORE money for us in the future -- It's adding a lot of value to our shares, which is primary, but we're also giving our brokers a new avenue to make money, and an inexpensive venue to breed new local trading talent. I worked really hard for close to three years to make PJM happen for only one reason: I own two seats that represent a hugh investment for me as your seats do for you; and those shares continue to hold the key to my family's future. I'm going to do whatever I can to help increase the value of those seats -- increase them forever, if I can.

You all know me -- I've stood next to you, trading in the pits for more than 20 years now. I love this place, owe my life and success to it and I am committed to fighting to see it maintained as it is --

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so that the next generation of traders can have the same opportunities that I have the same opportunities that I have been lucky enough to enjoy.

But the challenges we face to our livelihoods today are steep and growing, and we must be ready to respond to them -- Can we continue to prove the validity of our floor-traded model as the IDEAL of liquidity and integrity, as I believe it is? Can we update our clearing system to one more appropriate to the 21st Century? Can we remain competitive in the costs of entry to our markets? Can we finally develop an electronic platform that will just plain work for us and our clients without having the development costs threaten to bankrupt us? And yes, can we continue to find and deliver the correct new products, like PJM, that increase revenue and fuel growth?

With the recent, threatening challenge of competition from Enron a few years back, we honestly got very lucky ........ they couldn't have self-destructed at a more opportune time. With the continuing challenges of ICE and EUREX on the horizon, I doubt those competitors will be quite as accommodating. But, with focus, tenacity and a solid business plan, I am confident of our future. And, with 20 years on the floor and my recent success in Electricity, I've shown the imagination, intelligence and the drive to help meet the many challenges we will face.

I believe we've only begun to tap our potential. Help me to realize it fully.

Thank you.

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     Good afternoon. My name is Michael McCallion and I am pleased to be here today. I came to Commodities 23 years ago as a Comex clerk for Dean Witter, rising to vice president of energy trading on the floor of the New York Mercantile Exchange. As a NYMEX local for the past 13 years, I have traded solely for my own account to meet the needs of my family. Being a local has been, and continues to be, a large part of my business focus. However, my ability to view the opportunities and challenges of the Exchange is a direct result of the education I received through active participation on eight Exchange committees. In running for the local seat, I offer my business and committee experience, my integrity and a wholehearted commitment to help move us forward to secure increased profitability, a global position and extended shareholder value.

     Those of you who know me know that I always complete what I set out to do. It was only a few short years ago when we moved from elbowing our way in the pit at Four World Trade to our current position as an international energy powerhouse at our state-of-the-art facility here at North End Avenue. As the only non-Executive Committee member invited to work on the Project Management Committee, I take great pride in our transformation. We were able to ensure a rapid resumption in the flow of business in the aftermath of September 11th. Our foresight in planning this space has enabled us to control a $4.5 million flow in annual revenue from this endeavor.

My motivation in acquiring the local seat is simple: What is in the best interest of the Exchange is in our best interest. I am proud to have been an integral member of the physical and financial transformation of the Exchange and look forward to continuing, with your vote, to increase NYMEX's profitability, visibility and market share. Toward this end, I am anxious to embrace initiatives that will add value to your membership.

     First, we must continue to nurture the liquidity and transparency of the open outcry system as the base for all future growth of the Exchange. It is our most valuable commodity. Second, we should enhance seat value by making each trading right fully portable to ameliorate our ownership positions. Next, in order to remain competitive, we must maintain a level playing field that affords equal access to various sectors of the community in order to foster healthy competition. Lastly, we must continue to market the ClearPort system as an avenue of growth while simultaneously introducing new, efficient products.

     My experience in successfully working with the different members of the Executive Committee as well as serving as a director for the Commodities Floor Brokers and Traders Association are testaments to my ability to get the job done. You have my goals and my promise.

     I am eager to continue my service to my fellow shareholders and the New York Mercantile Exchange. Together, we have built a business that is robust and respected. I welcome your vote for local board member so I may continue to build upon NYMEX's strong foundation and to cement our leadership position and future earnings.

I, Michael McCallion, am the beneficial owner of 1 share of common stock of NYMEX Holdings, Inc. and 1 Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders scheduled for March 16, 2004. You are encouraged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.
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I would like to thank the members of the exchange for their strong support in my past elections, for the support I received from you each day, your honest feedback, your solid suggestions and even your constructive criticism. I expect to draw upon this support more than ever over the next three years and I thank you for it in advance.

When elected Vice Chairman I committed to spend much of my time each day on the floor and stay in touch with the lifeblood of this exchange. I am proud that no matter how busy things got upstairs, I was able to maintain that commitment. While it is not possible as Chairman to live up to this expectation, I do pledge to spend as much time as possible on the floor, to maintain an open door to the traders and shareholders whose livelihoods depend on our markets. I will never lose sight of my roots.

I'd like to thank Dan Rappaport for his support and encouragement as a board member in my first year as Vice Chairman. To the current board for assisting me in my transition to the chairmanship and to Vinnie Viola, who from day one has been generous with me in sharing his insight and expertise and in giving me his confidence as I assumed new roles that enhanced my own expertise. I will be delighted to continue to draw upon Vinnie's talents in his new role as strategic consultant to the board. I wish him a speedy recovery and look forward to having him at my side for the next 3 years.

Finally, I pledge to do my best 24 hours, 7 days a week to allow NYMEX to continue to be a leader in the global, financial world. I will always be here and you know where to find me.